Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of September 22, 2016 (the “Effective Date”) by and between Navidea Biopharmaceuticals, Inc., a Delaware corporation with a place of business at 5600 Blazer Parkway, Suite 200, Dublin, Ohio 43017-7550 (the “Company” or “Navidea”) and Michael M. Goldberg, M.D., residing at _________________________________________________ (the “Executive”). The Company and Executive are hereinafter sometimes collectively referred to as the “Parties.”

WHEREAS, the Company has offered to employ Executive as its President and Chief Executive Officer, and the Executive desires to accept such employment; and

WHEREAS, the Parties wish to establish terms, covenants, and conditions for the Executive’s employment with the Company through this Employment Agreement (this “Agreement").

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the Parties agree as follows:

1.	Duties. From and after the Effective Date, and based upon the terms and conditions set forth herein, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company, as the Company’s President and Chief Executive Officer and in such additional executive level position or positions as shall be assigned to him by the Company’s Board of Directors (the “Board”). While serving in such executive level position or positions, the Executive shall report to, be responsible to, and shall take direction from the Board. The Executive shall, if requested, also serve as a member of Board or as an officer or director of any affiliate of the Company for no additional compensation. During the Term (as defined in Section 2 below), the Executive agrees to devote substantially all of his working time to the position he holds with the Company and to faithfully, industriously, and to the best of his ability, experience and talent, perform the duties that are assigned to him. The Executive shall also observe and abide by the reasonable corporate policies and decisions of the Company in all business matters.

The Executive represents and warrants to the Company that Exhibit A attached hereto sets forth a true and complete list of (a) all offices, directorships and other positions held by the Executive in corporations and firms other than the Company and its subsidiaries, and (b) any investment or ownership interest in any corporation or firm other than the Company beneficially owned by the Executive (excluding investments in life insurance policies, bank deposits, publicly traded securities that are less than five percent (5%) of their class and real estate). The Executive will promptly notify the Board of any additional positions undertaken or investments made by the Executive during the Term if they are of a type which, if they had existed on the date hereof, should have been listed on Exhibit A hereto. As long as the Executive’s other positions or investments in other firms do not create a conflict of interest, violate the Executive’s obligations under Section 6 below or cause the Executive to neglect his duties hereunder, such activities and positions shall not be deemed to be a breach of this Agreement.

2.	Term of this Agreement. Subject to Section 4 hereof, the term of this Agreement shall be for a period commencing on September 22, 2016 and terminating September 22, 2017 (the “Term”), unless terminated earlier pursuant to the termination provisions set forth in Section 4 of this Agreement. The Term will be renewable annually with the approval of the Board of Directors.

3.	Compensation. During the Term, the Company shall pay, and the Executive agrees to accept as full consideration for the services to be rendered by the Executive hereunder, compensation consisting of the following:

A.	Salary. The Company shall pay the Executive a salary of Four Hundred Thousand Dollars ($400,000) per year (the “Base Salary”) as follows: (i) Three Hundred Thousand Dollars ($300,000) shall be payable in bi-monthly installments of Twelve Thousand Five Hundred Dollars ($12,500), and (ii) One Hundred Thousand Dollars ($100,000) shall be payable in whole or in part at such time or times as the Board determines in its sole discretion that the Company has adequate cash flow. The Compensation Committee of the Board (the “Committee”) shall review the Executive's Base Salary on an annual basis and may increase, but not decrease, the Base Salary at its discretion.

B.	Bonus. For each complete calendar year of the Term, the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”) of up to 75% of Base Salary, as in effect at the beginning of the applicable calendar year during the Term, based on achievement of annual target performance goals established by the Committee; provided, however, in the event the market capitalization of the Company at the end of any calendar year during the Term is at least $250,000,000, then the Committee may at its sole discretion increase the Annual Bonus to an amount equal to up to 100% of Base Salary as in effect at the beginning of the applicable calendar year during the Term. The Committee will, on an annual basis, review the performance of the Company and of the Executive in relation to the target performance goals and will pay such Annual Bonus, as it deems appropriate, in its discretion, to the Executive based upon such review. Any bonus earned in any calendar year will be paid on or before March 15th of the year following the year such bonus is earned. For the period beginning on the Effective Date and ending on the last day of 2016, the Executive shall be eligible to receive a prorated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire calendar year multiplied by a fraction the numerator of which is equal to the number of days the Executive worked in the calendar year and the denominator of which is equal to 365 days). In order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable calendar year with respect to which the Annual Bonus is to be paid.

C.	Benefits. During the Term, the Executive will receive such employee benefits as are generally available to all executives and officers of the Company.

D.	Stock Options.

i.	The Committee may, from time to time, grant to the Executive stock options, restricted stock purchase opportunities and such other forms of equity-based incentive compensation as it deems appropriate, in its discretion. On the date of this Agreement, the Committee will grant Executive non-statutory stock options to purchase 5,000,000 shares of the Company’s common stock, $0.001 par value (“Common Stock”), with an exercise price of $1.00 per share (which price shall be above fair market value on the date of grant), to become vested and exercisable, subject to stockholder approval of the Company’s 2016 Stock Incentive Plan (the “2016 Plan”), in full when the average closing price of the Common Stock on the NYSE MKT (or any national securities exchange on which the Common Stock then trades) over a period of five (5) consecutive trading days equals or exceeds $2.50 per share (subject to adjustment for any reorganizations, stock splits, stock dividends, or other similar transactions occurring after the Effective Date), subject to Executive’s continued employment on the date of vesting (the “Vesting Conditions”); provided, however, if stockholder approval of the 2016 Plan is not obtained at the first meeting of stockholders at which a vote takes place, the stock options issued to Executive shall be deemed void ab initio and, for a period of five years after the Vesting Conditions are met (if at all), the Executive shall be entitled to a bonus upon written notice (“Notice”) from Executive to the Company calculated as the per share closing price of the Common Stock on the date Notice is delivered to the Company minus $1.00 multiplied by 5,000,000. All awards of equity incentives shall be governed by a separate equity incentive award agreement, the terms of which shall govern the rights of the Executive and the Company in the event of any conflict between such agreement and this Agreement.

ii.	The Company shall grant Executive an option to purchase MT Securities (as defined below) in an amount equal to up to one percent (1%) of the ownership interest in the Company’s subsidiary, Macrophage Therapeutics (“MT”). Such option shall vest on the date on which MT receives gross proceeds in connection with the issuance of additional equity, debt or convertible debt capital in the aggregate amount of greater than $10 million to the MT investors and/or corporate partners of MT. The “MT Securities” means the securities currently held by the existing MT investors. The Company and Executive agree to execute such documents and agreements in such form as necessary to effectuate the grant contemplated by this paragraph.

E.	Vacation. The Executive shall be entitled to twenty-five (25) days of vacation during each calendar year (prorated for partial years) during the Term, in accordance with the Company's vacation policies, as in effect from time to time.

F.	Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the performance of his duties hereunder, including expenses for travel, entertainment and similar items, promptly after the presentation by the Executive, from time-to-time, of an itemized account of such expenses.

G.	Clawback Policy. The Company’s obligation to pay any bonus or stock-based incentive compensation under paragraphs B. or D. of this Section 3, and the Executive’s right to receive or retain such compensation, shall be subject to any policy adopted by the Board of Directors or the Committee (or any successor committee of the Board with authority over executive compensation) pursuant to the “clawback” provisions of Section 304 of the Sarbanes-Oxley Act of 2002, Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) or regulations promulgated thereunder, or pursuant to any rule of any national securities exchange on which the equity securities of the Company are listed implementing Section 10D of the Exchange Act or regulations promulgated thereunder.

4.	Termination.

A.	For Cause. The Company may terminate the employment of the Executive prior to the end of the Term “for cause.” Termination “for cause” shall be defined as a termination by the Company of the employment of the Executive occasioned by:

i.	the failure by the Executive to cure a willful breach of a material duty imposed on the Executive under this Agreement or any other written agreement between Executive and the Company within 15 days after written notice thereof by the Company;
ii.	the continuation by the Executive after written notice by the Company of a willful and continued neglect of a duty imposed on the Executive under this Agreement;
iii.	acts by Executive of fraud, embezzlement, theft or other material dishonesty directed against Navidea;
iv.	the Executive is formally charged with a felony (other than a traffic offense), or a crime involving moral turpitude, that in the reasonable good faith judgment of the Board, results in material damage to the Company or its reputation, or would materially interfere with the performance of Executive’s obligations under this Agreement; or
v.	any condition which either results from the Executive’s substantial dependence, as reasonably determined in good faith by the Board, on alcohol, or on any narcotic drug or other controlled or illegal substance.

In the event of termination by the Company “for cause,” all salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to the Executive.

B.	Resignation. If the Executive resigns for any reason (other than Good Reason (as defined in paragraph G of this Section 4 below)), all salary, benefits and other payments (except as otherwise provided in paragraph G of this Section 4) shall cease at the time such resignation becomes effective. At the time of any such resignation, the Company shall pay the Executive the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid Base Salary through the date of such termination. The Company shall promptly reimburse the Executive for the amount of any expenses incurred prior to such termination by the Executive as required under paragraph F of Section 3 above.

C.	Disability, Death. The Company may terminate the employment of the Executive prior to the end of the Term if the Executive has been unable to perform his duties hereunder or a similar job for a continuous period of six (6) months due to a physical or mental condition that, in the opinion of a licensed physician, will be of indefinite duration or is without a reasonable probability of recovery for a period of at least six (6) months. The Executive agrees to submit to an examination by a licensed physician of his choice in order to obtain such opinion, at the request of the Company, made after the Executive has been absent from his place of employment for at least six (6) months. The Company shall pay for any requested examination. However, this provision does not abrogate either the Company’s or the Executive’s rights and obligations pursuant to the Family and Medical Leave Act of 1993, and a termination of employment under this paragraph C shall not be deemed to be a termination “for cause.”

If during the Term, the Executive dies or the Executive’s employment is terminated because of the Executive’s disability, all salary, benefits and other payments shall cease at the time of death or termination due to disability, provided, however, that the Company shall pay such other amounts or provide such other benefits required to be paid or provided to the Executive or the Executive's estate under any plan, program, policy, practice, contract, or arrangement in which the Executive or the Executive's estate is eligible to receive such payments or benefits from the Company, for the longer of twelve (12) months after such death or termination or the full unexpired Term on the same terms and conditions (including cost) as were applicable before such death or termination. In addition, for the first six (6) months of any disability, as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance thereunder, that results in the Executive being unable to perform any gainful activity, the Company shall pay to the Executive the difference, if any, between any cash benefits received by the Executive from a Company-sponsored disability insurance policy and the Executive’s salary hereunder in accordance with paragraph A of Section 3 above. At the time of any such termination, the Company shall pay the Executive or Executive’s estate, the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid Base Salary through the date of such termination. The Company shall promptly reimburse the Executive or Executive’s estate for the amount of any expenses incurred prior to such termination by the Executive as required under paragraph F of Section 3 above.

Notwithstanding the foregoing, if the Company reasonably determines that any of the benefits described in this paragraph C may not be exempt from federal income tax, then for a period of six (6) months after the date of the Executive’s termination, the Executive shall pay to the Company an amount equal to the stated taxable cost of such coverages. After the expiration of the six-month period, the Executive or Executive’s estate shall receive from the Company a reimbursement of the amounts paid by the Executive.

D.	Termination Without Cause or by Executive for Good Reason. A termination “without cause” is a termination of the employment of the Executive by the Company that is not “for cause” and not occasioned by the resignation, death or disability of the Executive. If the Executive’s employment is terminated by the Company without cause or by the Executive for Good Reason (whether before the end of the Term or, if the Executive is employed by the Company under paragraph E of this Section 4, after the Term), the Company shall, at the time of such termination, pay to the Executive the severance payment provided in paragraph F of this Section 4 together with the value of any accrued but unused vacation time and the amount of all accrued but previously unpaid Base Salary through the date of such termination and shall provide him with all benefits to which he is entitled under paragraph C of Section 3 above for the duration of the Severance Period (as defined below). The Company shall promptly reimburse the Executive for the amount of any expenses incurred prior to such termination by the Executive as required under paragraph F of Section 3.

If the Company terminates the employment of the Executive because it has ceased to do business or substantially completed the liquidation of its assets or because it has relocated to another city and the Executive has decided not to relocate also, such termination of employment shall be deemed to be without cause.

E.	End of the Term of this Agreement. Except as otherwise provided in paragraphs F and G of this Section 4 below, the Company may terminate the employment of the Executive at the end of the Term without any liability on the part of the Company to the Executive, provided that if the Executive continues to be an employee of the Company after the Term ends, his employment shall be governed by the terms and conditions of this Agreement, but he shall be an employee at will and his employment may be terminated at any time by either the Company or the Executive without notice and for any reason not prohibited by law or no reason at all. If the Company terminates the employment of the Executive at the end of the Term, the Company shall, at the time of such termination, pay to the Executive the severance payment provided in paragraph F of this Section 4 together with the value of any accrued but unused vacation time and the amount of all accrued but previously unpaid base salary through the date of such termination. The Company shall promptly reimburse the Executive for the amount of any reasonable expenses incurred prior to such termination by the Executive as required under paragraph F of Section 3 above.

F.	Severance. If the employment of the Executive is terminated by the Company at the end of the Term, or if the employment of the Executive is terminated by the Company without cause or by the Executive for Good Reason (whether before the end of the Term or, if the Executive is employed by the Company under paragraph E of this Section 4 above, after the Term has ended), then, subject to Executive’s execution and non-revocation of a general release in favor of the Company, its affiliates and their current and former officers, directors and employees, in form reasonably satisfactory to the Company, the Executive shall be paid, as severance, (i) Executive’s Base Salary, as in effect at the time of such termination, during the Severance Period as if the Executive had not been terminated and remained an employee of the Company through the expiration of such period, (ii) a bonus equal to one (1) year of Base Salary (as in effect on the date of termination) plus an additional two months of Base Salary for every fully completed year of Executive’s service to the Company payable in equal bi-monthly installments during the Severance Period, and (iii) without duplication to (ii), the unpaid bonus, if any, for the year in which the termination occurs, prorated to the date of termination of Executive’s employment, to be paid at the time the Company pays bonuses to other senior executives of the Company. For purposes of this Agreement, “Severance Period” means the period of time commencing immediately after Executive’s separation of service from the Company through the date that is twelve (12) months following such separation date, plus an additional two (2) months for every fully completed year of Executive’s service to the Company.

G.	Change of Control Severance. In addition to the rights of the Executive under the Company’s employee benefit plans (paragraph C of Section 3 above) but in lieu of any severance payment under paragraph F of this Section 4 above, if there is a Change in Control of the Company (as defined below) during the Term and within six (6) months thereafter the employment of the Executive is concurrently or subsequently terminated (i) by the Company without cause, (ii) by the expiration of the Term, or (iii) by the resignation of the Executive because he has reasonably determined in good faith that his titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in his working conditions has occurred, or the Company has breached this Agreement (clause (iii) of the first paragraph of this Section 4(G) shall mean “Good Reason”), the Company shall pay the Executive, as a severance payment, at the time of such termination, in an amount equal to (A) Executive’s Base Salary, as in effect at the time of such termination, during the Severance Period as if the Executive had not been terminated and remained an employee of the Company through the expiration of such period, (B) a bonus equal to one (1) year of Base Salary (as in effect on the date of termination) plus an additional two months of Base Salary for every fully completed year of Executive’s service to the Company payable in equal bi-monthly installments during the Severance Period, and one (1) year of Bonus (as maximum allowable in effect on the date of termination) plus an additional two months of prorated bonus for every fully completed year of Executive’s service to the Company payable in equal bi-monthly installments during the Severance Period, and (C) without duplication to (B), the unpaid bonus, if any, for the year in which the termination occurs, prorated to the date of termination of Executive’s employment, to be paid at the time the Company pays bonuses to other senior executives of the Company. The Company shall promptly reimburse the Executive for the amount of any expenses incurred prior to such termination of the Executive as required under paragraph F of Section 3 above. Notwithstanding the foregoing, before the Executive may resign pursuant to clause (iii) of this paragraph, the Executive shall deliver to the Company a written notice of the Executive’s intent to terminate his employment thereunder, and the Company shall have been given a reasonable opportunity to cure any such act, omission or condition within thirty (30) days after the Company’s receipt of such notice.

For the purpose of this Agreement, a Change in Control of the Company has occurred when: (a) any person (defined for the purposes of this paragraph G to mean any person within the meaning of Section 13(d) of the Exchange Act), other than Navidea, an employee benefit plan created by its Board of Directors for the benefit of its employees, or a participant in a transaction approved by its Board for the principal purpose of raising additional capital, either directly or indirectly, or an Affiliate of such participant, acquires beneficial ownership (determined under Rule 13d-3 of the regulations promulgated under Section 13(d) of the Exchange Act) of securities issued by Navidea having thirty percent (30%) or more of the voting power of all the voting securities issued by Navidea in the election of directors at the next meeting of the holders of voting securities to be held for such purpose; (b) a majority of the directors elected at any meeting of the holders of voting securities of Navidea are persons who were not nominated for such election by the Board or a duly constituted committee of the Board having authority in such matters; (c) the stockholders of Navidea approve a merger or consolidation of Navidea with another person other than a merger or consolidation in which the holders of Navidea’s voting securities issued and outstanding immediately before such merger or consolidation continue to hold voting securities in the surviving or resulting corporation (in the same relative proportions to each other as existed before such event) comprising eighty percent (80%) or more of the voting power for all purposes of the surviving or resulting corporation; or (d) the stockholders of Navidea approve a transfer of substantially all of the assets of Navidea to another person other than: (i) a transfer to a transferee, eighty percent (80%) or more of the voting power of which is owned or controlled by Navidea or by the holders of Navidea’s voting securities issued and outstanding immediately before such transfer in the same relative proportions to each other as existed before such event, or (ii) a transfer following which Navidea continues the operation of one or more lines of business that were operated by Navidea prior to the transfer, and a class of Navidea’s common stock remains registered under Section 12 of the Exchange Act. The Parties agree that for the purpose of determining the time when a Change of Control has occurred that if any transaction results from a definite proposal that was made before the end of the Term but which continued until after the end of the Term and such transaction is consummated after the end of the Term, such transaction shall be deemed to have occurred when the definite proposal was made for the purposes of the first sentence of this paragraph G of Section 4. Notwithstanding the foregoing, before the Executive may resign pursuant to clause (iii) of the first paragraph of this Section 4(G), the Executive shall deliver to the Company a written notice of the Executive’s intent to terminate his employment thereunder, and the Company shall have been given a reasonable opportunity to cure any such act, omission or condition within thirty (30) days after the Company’s receipt of such notice.

H.	Benefit and Stock Plans. In the event that a benefit plan, equity plan or award agreement which covers the Executive has specific provisions concerning termination of employment, or the death or disability of an employee (e.g., life insurance or disability insurance), then such benefit plan, equity plan or award agreement shall control the disposition of the benefits or awards thereunder.

I.	Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (and any committee thereof) of the Company or any of its affiliates.

J.	Cooperation. The Parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive's cooperation following termination of his employment. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive's Base Salary on the date of termination.

5.	Proprietary Information Agreement. Executive has executed a Proprietary Information Agreement as a condition of employment with the Company. The Proprietary Information Agreement shall not be limited by this Agreement in any manner, and the Executive shall act in accordance with the provisions of the Proprietary Information Agreement at all times during the Term.

6.	Non-Competition. Executive agrees that for so long as he is employed by the Company under this Agreement and for one (1) year thereafter, the Executive will not:

A.	enter into the employ of or render any services to any person, firm, or corporation, which is engaged, in any part, in a Competitive Business (as defined below);

B.	engage in any directly Competitive Business for his own account;

C.	become associated with or interested in through retention or by employment any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity; or

D.	solicit, interfere with, or endeavor to entice away from the Company, any of its customers, strategic partners, or sources of supply.

Nothing in this Agreement shall preclude Executive from taking employment in the banking or related financial services industries nor from investing his personal assets in the securities or any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business. “Competitive Business” for purposes of this Agreement shall mean any business or enterprise:

a.	which is engaged in the development, commercialization or distribution of drugs and/or systems for use in detection, diagnosis or treatment of cancer, inflammatory or immune-related diseases, including without limitation the development, commercialization or distribution of radiopharmaceuticals for such purposes, or

b.	which reasonably could be understood to be competitive in the relevant market with products and/or systems described in clause a above, or

c.	in which the Company engages in during the Term pursuant to a determination of the Board and from which the Company derives a material amount of revenue or in which the Company has made a material capital investment.

The covenant set forth in this Section 6 shall terminate immediately upon the substantial completion of the liquidation of assets of the Company or the termination of the employment of the Executive by the Company without cause or at the end of the Term.

7.	Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Columbus, Ohio, in accordance with the non-union employment arbitration rules of the American Arbitration Association (“AAA”) then in effect. If specific non-union employment dispute rules are not in effect, then AAA commercial arbitration rules shall govern the dispute. If the amount claimed exceeds $100,000, the arbitration shall be before a panel of three arbitrators. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall indemnify the Executive against and hold him harmless from any attorney’s fees, court costs and other expenses incurred by the Executive in connection with the preparation, commencement, prosecution, defense, or enforcement of any arbitration, award, confirmation or judgment in order to assert or defend any right or obtain any payment under paragraph C of Section 4 above or under this sentence; without regard to the success of the Executive or his attorney in any such arbitration or proceeding.

8.	Attorneys’ Fees and Expenses. Except as otherwise provided in Section 7, in the event that any action, suit, or other legal or equitable proceeding is brought by either party to enforce the provisions of this Agreement, or to obtain money damages for the breach thereof, then the party which substantially prevails in such action (whether by judgment or settlement) shall be entitled to recover from the other party all reasonable expenses of such litigation (including any appeals), including, but not limited to, reasonable attorneys' fees and disbursements.

9.	Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles.

10.	Jurisdiction; Service of Process. Except as otherwise provided in Section 7, any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in New York, New York and each of the Parties irrevocably submits to the jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Parties agree that either or both of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this section may be served on any party anywhere in the world

11.	Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH THE PERFORMANCE OR BREACH OF THIS AGREEMENT, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN THEM. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court or other tribunal (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT AND RELATED DOCUMENTS. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

12.	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

13.	Compliance with Section 409A of the Internal Revenue Code. It is intended that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance thereunder (“Section 409A”). If, when the Executive's employment with the Company terminates, the Executive is a "specified employee" as defined in Section 409A(a)(1)(B)(i), and if any payments under this Agreement, including payments under Section 4, will result in additional tax or interest to the Executive under Section 409A(a)(1)(B) ("Section 409A Penalties"), then despite any provision of this Agreement to the contrary, the Executive will not be entitled to payments until the earliest of (a) the date that is at least six months after termination of the Executive's employment for reasons other than the Executive's death, (b) the date of the Executive's death, or (c) any earlier date that does not result in Section 409A Penalties to the Executive. As soon as practicable after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a lump sum. Additionally, if any provision of this Agreement would subject the Executive to Section 409A Penalties, the Company will apply such provision in a manner consistent with Section 409A during any period in which an arrangement is permitted to comply operationally with Section 409A and before a formal amendment to this Agreement is required. For purposes of this Agreement, any reference to the Executive's termination of employment will mean that the Executive has incurred a "separation from service" under Section 409A. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. To the extent that any reimbursements provided under this Agreement constitute deferred compensation subject to Section 409A, such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

14.	Entire Agreement. This Agreement, together with the Proprietary Information Agreement referenced above, constitutes the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all negotiations, prior discussions, and preliminary agreements to this Agreement. This Agreement may not be amended except in writing executed by the Parties.

15.	Effect on Successors of Interest. This Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the Parties. Notwithstanding the above, the Executive recognizes and agrees that his obligation under this Agreement may not be assigned without the consent of the Company. The Company, however, may assign its rights and obligations under this Agreement.

16.	Counterpart Signatures. This Agreement may be signed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. A fully signed copy, pdf or facsimile copy of this Agreement shall be deemed an original.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

NAVIDEA BIOPHARMACEUTICALS, INC.		EXECUTIVE

By:	/s/ Jed A. Latkin	/s/ Michael M. Goldberg, M.D.
Name:	Jed A. Latkin	Michael M. Goldberg, M.D.
Title:	Interim Chief Operating Officer